                                                                EXHIBIT 4(b)

                   NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO SHARES OF CU BANCORP STOCK SHALL BE ISSUED PURSUANT HERETO UNLESS THE CU BANCORP 1996 CONVERSION STOCK OPTION PLAN SHALL HAVE FIRST BEEN APPROVED BY SHAREHOLDERS OF CU BANCORP HOLDING NOT LESS THAN A MAJORITY OF THE VOTING POWER OF CU BANCORP AND THE MERGER REFERRED TO BELOW IS CONSUMMATED. IN ADDITION, THE ISSUANCE OF SHARES OF CU BANCORP STOCK PURSUANT HERETO IS SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SET FORTH IN SECTION 15 HEREOF.

                                   CU BANCORP
                    [INCENTIVE] [NON-QUALIFIED] STOCK OPTION
                         AND OPTION ASSUMPTION AGREEMENT

         THIS AGREEMENT is dated the 12th day of August, 1996, by and among CU Bancorp, a California corporation ("CU Bancorp"), HOME INTERSTATE BANCORP, a California corporation ("Home") and [Name of Optionee] ("Optionee");

         WHEREAS, pursuant to the Home Interstate Bancorp 1985 Stock Option Plan, as amended (the "Home Option Plan"), the Board of Directors of Home (the "Home Board") authorized granting to Optionee a stock option to purchase all or any part of [Original Number of shares] authorized but unissued shares of common stock of Home for cash or shares of stock of Home at the price of [Original Price] per share, such option to be for the term and upon the terms and conditions stated in a written option agreement;


         WHEREAS, Optionee and the Home Board entered into an Home Bancorp [Incentive] [Non-Qualified] Stock Option Agreement dated the [date] day of [month], [year], a copy of which is attached hereto (the "Home [year] [ISO] [NQ] Agreement"), pursuant to the above-referenced option grant by the Home Board;

         WHEREAS, due to various stock dividends and stock splits of Home, and exercise of a portion of the options originally subject to the Home [year] [ISO] [NQ] Agreement, the current rights of Optionee under the Home [year] [ISO] [NQ] Agreement are to purchase [Current Number of Shares] shares of common stock of Home at a price of [Current Price] per share upon terms and conditions more fully set out in the Home [year] [ISO] [NQ] Agreement;

         WHEREAS, CU Bancorp and Home have entered into that certain Agreement and Plan of Reorganization dated as of January 10, 1996 by and among CU Bancorp, California United Bank, N.A., Home, and Home Bank, amended from time to time (the "Agreement") whereby Home will merge with and into CU Bancorp (the "Merger"), with Home going out of existence and CU Bancorp being the surviving corporation;

         WHEREAS, pursuant to the Agreement, CU Bancorp has agreed to assume certain stock options granted by the Home Board pursuant to the Home Option Plan, subject to, among other things, negotiation of acceptable agreements with respect thereto between CU Bancorp and certain grantees under the Home Option Plan;

         WHEREAS, the CU Bancorp Board of Directors ("CU Bancorp Board") has adopted the CU Bancorp 1996 Conversion Stock Option Plan (the "1996 Conversion Option Plan") in connection with the above-referenced Agreement; and


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         WHEREAS, the parties hereto have determined that CU Bancorp will assume the Home option granted to Optionee pursuant to the Home [year] [ISO] [NQ] Agreement and substitute therefor an option issued to Optionee under the 1996 Conversion Option Plan, subject to the terms and conditions set forth in this agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals (which are made a part of this agreement, the mutual promises of the parties, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

         1. Assumption/Substitution of Option. Subject to adjustment as provided in Section 2 hereof, the CU Bancorp Board hereby issues to Optionee as an assumption of and in substitution of the Home option granted to Optionee pursuant to the Home [year] [ISO] [NQ] Agreement, the option to purchase, upon and subject to the terms and conditions of the 1996 Conversion Option Plan, which is incorporated in full herein by reference, all or any part of a number of shares of common stock of CU Bancorp equal to the product of a Conversion Ratio (as defined in the Agreement ) times the sum of (i) [Current Number of Shares of Home Stock Subject to Option] minus (ii) the number of shares of Home Common Stock acquired as a result of exercise of the Home [year] [ISO] [NQ] Agreement between the date hereof and the consummation of the Merger. The exercise price per share of this option shall be the same exercise price per share as the Home option being assumed, subject to adjustment as provided in
Section 2 hereof. The effective date of this issuance, however, shall be the date of consummation of the Merger. Consummation of the Merger is a condition precedent to the effectiveness of assumption and substitution of options under this agreement.

         2. Adjustments. The option exercise price per share of and number of shares subject to this option shall be adjusted so that the excess of the aggregate fair market value of the shares of CU Bancorp common stock subject to this option at the time of consummation of the Merger over the aggregate option price of such shares of CU Bancorp common stock shall equal the excess of the aggregate fair market value of the shares of Home common stock subject to the Home [year] [ISO] [NQ] Agreement immediately prior to consummation of the Merger over the aggregate option price of such shares of Home common stock under the Home [year] [ISO] [NQ] Agreement. Determinations of stock value and option exercise price shall be made by CU Bancorp at the time of the consummation of the Merger in accordance with the Agreement and this agreement. CU Bancorp may use any reasonable valuation method, including the valuation methods described in Treasury Regulation Section 1.425-1(a)(7). Following consummation of the Merger, CU Bancorp shall inform Optionee in writing of the adjusted number of shares and adjusted option exercise price per share of this option. In the event that the adjustments provided in this section would result in an option to acquire a fractional share of CU Bancorp common stock, the number of shares of CU Bancorp common stock subject to this option shall be rounded down to the next lower whole number of shares to eliminate such fractional share, and the aggregate purchase price shall be adjusted commensurately.

         3. Cancellation of Prior Option. Upon the closing date of the Merger, and expressly contingent upon the consummation of the Merger, the Home [year] [ISO] [NQ] Agreement is canceled, and the terms and conditions of this agreement are wholly substituted for and replace the terms and conditions of the Home [year] [ISO] [NQ] Agreement. The terms and conditions of this agreement override any terms and conditions of the Home [year] [ISO] [NQ] Agreement that are inconsistent herewith. In the event that the Merger is not consummated, the Home [year] [ISO] [NQ] Agreement shall not be canceled.

         4. Separate CU Bancorp Option Plans. The parties hereto acknowledge that CU Bancorp maintains the 1993 CU Bancorp Stock Option Plan, as amended, the CU Bancorp 1994 Non Employee Director Stock Option Plan, and the CU Bancorp 1996 Stock Option Plan, as amended, that are separate from the 1996



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Conversion Option Plan. The parties hereto further acknowledge that this agreement is governed by the 1996 Conversion Option Plan.

         5. Exercisability. This option shall be exercisable on each of the [_______________ months after the date of the original grant under the Home [year] [ISO] [NQ] Agreement]. To the extent any portion of the Home [year] [ISO] [NQ] Agreement is exercisable on the date of the consummation of the Merger, it shall remain exercisable hereunder. Remaining portions shall become exercisable thereafter in accordance with the foregoing schedule. This option shall remain exercisable as to all of such shares until the expiration date with respect to the original grant under the Home [year] [ISO] [NQ] Agreement unless this option has expired or terminated earlier in accordance with the provisions hereof. Shares as to which this option becomes exercisable pursuant to the foregoing provision may be purchased at any time prior to expiration of this option. Notwithstanding the preceding provisions of this paragraph, upon delivery of notice to the Optionee from the CU Bancorp Board of the pendency of dissolution or liquidation of CU Bancorp or a reorganization, merger, or consolidation of CU Bancorp with one or more corporations as a result of which CU Bancorp will not be the surviving corporation, or a sale of, substantially all the assets and property of CU Bancorp to another person, or a reverse merger in which CU Bancorp is the surviving corporation but the shares of CU Bancorp's stock are converted by virtue of the merger into other property (a "Terminating Event"), this option shall be exercisable in full and not only as to those shares with respect to which installments, if any, have then accrued. Upon the date thirty
(30) days after delivery of said notice, this option or any portion hereof not exercised shall terminate, unless provision be made in connection with the Terminating Event for assumption of this option or for substitution for this option of new options covering stock of a successor employer corporation, or a parent or subsidiary corporation thereof, solely at the option of such successor corporation or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices.

         6. Effect of Previously Granted Options. Notwithstanding any provision of this option to the contrary, this option shall not be exercisable to any extent at any time while there is "outstanding" (within the meaning of Section 422(c)(7) of the Code as in effect prior to the Tax Reform Act of 1986) any incentive stock option which was granted, before the granting of this option, to Optionee to purchase stock in Home or CU Bancorp, in a corporation which (at the time of the granting of this option) is a parent corporation or subsidiary corporation (as defined in Section 424 of the Code) of Home or CU Bancorp, or in a predecessor of any of such corporations. Home options assumed under the 1996 Conversion Option Plan are not intended as the grant of new options within the meaning of Section 422 or Section 424(h) of the Code and shall not be deemed such a grant for purposes of the preceding sentence.

         7. Exercise of Option. This option may be exercised by ten (10) days' written notice delivered to CU Bancorp stating the number of shares with respect to which this option is being exercised, together with cash or a check payable to the order of CU Bancorp in the amount of the purchase price of such shares. Optionee acknowledges that, this agreement permits the use of only cash or a check to acquire shares. Not less than ten (10) shares may be purchased at any one time unless the number purchased is the total number which may be purchased under this option.

         8. Cessation of Employment. Except as provided in Section 9 hereof, if Optionee shall cease to be employed by CU Bancorp or a subsidiary corporation for any reason other than Optionee's disability or death, this option shall expire three (3) months thereafter or, if earlier, on the day specified in
Section 5 hereof. If Optionee shall cease to be employed by CU Bancorp or a subsidiary corporation by reason of disability (within the meaning of Section 22(e)(3) of the Code), this option shall expire one (1) year thereafter or, if earlier, on the date specified in Section 5 hereof. Before any such expiration, and at times provided in the Plan, Optionee shall have the right to exercise this option as to those shares with respect to which installments, if any, had accrued under Section 5 hereof as of the date on which Optionee ceased to be employed by CU Bancorp or a subsidiary



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corporation.

         9. Termination of Employment for Cause. If Optionee's employment by CU Bancorp or a subsidiary corporation is terminated for cause, this option shall expire immediately on the date of termination, unless such expiration is waived by the CU Bancorp Board within thirty (30) days of such termination by giving written notice of such waiver to Optionee at Optionee's last know address. In the event of such waiver, Optionee may exercise this option only to such extent, for such time, and upon such terms and conditions as if Optionee had ceased to be employed by CU Bancorp or a subsidiary corporation upon the date of such termination for reason other than cause, disability, or death. Termination for cause shall include termination for malfeasance or gross misfeasance in the performance of duties, or conviction of illegal activity in connection therewith, conviction for a felony, or any conduct detrimental to the interests of CU Bancorp or a subsidiary corporation, and in any event, the determination of the CU Bancorp Board with respect thereto shall be final and conclusive.

         10. Nontransferability; Death of Optionee. This option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable only by Optionee during Optionee's lifetime. If Optionee dies while employed by CU Bancorp or a subsidiary corporation, or during the three-month or one-year periods referred to in Section 8 hereof, this option shall expire one (1) year after the date of Optionee's death or, if earlier, on the day specified in Section 8 hereof. After Optionee's death but before such expiration, the persons to whom Optionee's rights under this option shall have passed by will or by the applicable laws of descent and distribution shall have the right to exercise this option as to those shares with respect to which installments had accrued under Section 5 hereof as of the date on which Optionee ceased to be employed by CU Bancorp or a subsidiary corporation.

         11. Employment. This agreement shall not obligate CU Bancorp or a subsidiary corporation to employ Optionee for any period, nor shall it interfere in any way with the right of CU Bancorp or a subsidiary corporation to terminate Optionee or to reduce Optionee's compensation.

         12. Privileges of Stock Ownership. Optionee shall have no rights as a stockholder with respect to the common stock of CU Bancorp subject to this option until the date of issuance of stock certificates to Optionee. Except as provided in Section 9 of the 1996 Conversion Option Plan, no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued.

         13. Modification and Termination by Board of directors and Otherwise. The rights of Optionee are subject to modification and termination in certain events as provided in Section 9, Section 10, Section 11, and Section 12 of the 1996 Conversion Option Plan. In the event that the Merger is abandoned or is not consummated, this option agreement shall terminate automatically.

         14. Notification of Sale. Optionee agrees that Optionee, or any person acquiring shares upon exercise of this Option, will notify CU Bancorp within five (5) days after any sale or disposition of such shares.

         15. Conditions Upon Issuance of Shares. No shares shall be issued with respect to this option unless the exercise of this option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for CU Bancorp with respect to such compliance.

         CU Bancorp shall make all reasonable efforts to obtain from any regulatory body having jurisdiction or authority for approvals, consents and permits deemed by CU Bancorp's counsel to be necessary to the lawful issuance and sale of any shares hereunder. The inability of CU Bancorp to obtain authorization from any regulatory body having jurisdiction or authority deemed by CU Bancorp's counsel to be necessary to the lawful



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issuance and sale of any shares hereunder shall relieve CU Bancorp of any liability in respect to the non-issuance or sale of such shares as to which such requisite authorization shall not have been obtained. Any share certificate issued to evidence shares as to which this option is exercised may bear such legends and statements as the CU Bancorp Board shall deem advisable to assure compliance with federal and state laws and regulations. No shares shall be issued, under this option until CU Bancorp has obtained such consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the CU Bancorp Board may deem advisable.

         Optionee may be required by the CU Bancorp Board to give a written representation that the shares subject to this option will be acquired, or are being acquired, as the case may be, for investment, and not with a view toward public distribution of them; provided, however, that the CU Bancorp Board, in its sole discretion, may release Optionee from any such representations either prior to or subsequent to the exercise of this option. In the case of the exercise of this option by a person other than Optionee, the CU Bancorp Board may require reasonable evidence as to the ownership of this option and may require such evidences of authority, consents and releases as the Board may deem advisable.

         16. Interpretation of Option. This option is intended to be an "incentive stock option" [a "non-qualified stock option"] for purposes of
Section 422 of the Code and shall be construed to implement that intent. [If all or any part of this option shall not be deemed an "incentive stock option" within the meaning of Section 422 of the Code, this option shall nevertheless be valid and carried into effect.] This option agreement is subject to and the Optionee and CU Bancorp agree to be bound by, all of the terms and conditions of the 1996 Conversion Option Plan under which this option was granted, as the same may be amended from time to time in accordance with its terms provided that no such amendment shall deprive the Optionee, without Optionee's consent, of this option or of any rights hereunder.

         17. Withholding Taxes. Optionee acknowledges that federal and state income and payroll tax may apply with respect to this option. If CU Bancorp determines, in its sole discretion, that withholding is required, Optionee agrees that such withholding may be accomplished with respect to the cash compensation (if any) due the Optionee from CU Bancorp or any its subsidiaries. If withholding pursuant to the foregoing sentence is insufficient (in the sole judgment of CU Bancorp) to satisfy the full withholding obligation, Optionee agrees that at the election of CU Bancorp either: (a) Optionee will pay over to CU Bancorp the amount of cash or, if permitted by applicable law and acceptable to CU Bancorp, property with a value necessary to satisfy such remaining withholding obligation on the date the option is exercised or at a time thereafter specified in writing by CU Bancorp; or (b) CU Bancorp may, if permitted by applicable law, withhold an amount of option shares equal in value (as of the date of option exercise, to the amount of the remaining withholding obligation. Upon due notice from Optionee and if permitted by applicable law, CU Bancorp may satisfy the entire withholding obligation by withholding shares as provided in (b) above in lieu of withholding from the Optionee's cash compensation. Notwithstanding the foregoing, CU Bancorp shall be under no obligation to transfer any shares under this option unless and until the withholding requirements of law are satisfied in a manner satisfactory to CU Bancorp.

         18. Waivers and Acknowledgments. Optionee acknowledges that Optionee has had the opportunity to consult with Optionee's own independent legal and tax advisers with respect to the effects of this agreement and further acknowledges that Optionee has not relied upon CU Bancorp, its officers, directors, employees, agents, attorneys or accountants for any business, legal, tax or other advice with respect to this agreement. All parties hereto acknowledge their intent that this assumption of an Home option shall result in preservation of the status of the assumed option as an "incentive stock option" or "non-qualified stock option," as the case may be. However, Optionee is receiving no representations, warranties or guaranties as to the status of this option for tax purposes.


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         19. Receipt. Optionee acknowledges receipt of a copy of the 1996
Conversion Option Plan.

         IN WITNESS WHEREOF, the paries hereto have executed this Agreement.



                                       CU Bancorp
                                       a California corporation

                                       By:__________________________________




                                       Optionee:

                                       _____________________________________
                                       [Name of Optionee] ("Optionee")
                                       Address:

                                       _____________________________________


                                       _____________________________________



AGREED TO:

HOME BANCORP,
a California corporation

By:___________________________

Title: _________________________




Attachment





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